MARKET-LINKED ONE LOOK NOTES	Filed Pursuant to Rule 433 Registration No. 333-268718
Market-Linked One Look Notes Linked to the iShares® Silver Trust
The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s). The graph and table have been prepared for purposes of illustration only, assume that the notes are not called on any Observation Date and  do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$0.00
-100.00%
-50.00%
$5.00
-50.00%
-20.00%
$8.00
-20.00%
-15.00%
$8.50
-15.00%
-10.00%
$9.00
-10.00%
-6.00%
$9.40
-6.00%
-3.00%
$9.70
-3.00%
    0.00%(1)
   $12.20(2)
22.00%
2.00%
$12.20
22.00%
5.00%
$12.20
22.00%
10.00%
$12.20
22.00%
20.00%
$12.20
22.00%
  27.00%
$12.20
22.00%
40.00%
$12.20
22.00%
 50.00%
$12.20
22.00%
60.00%
$12.20
22.00%
65.00%
$12.20
22.00%
(1)
This hypothetical percentage change corresponds to the Threshold Value.
(2)
This amount represents the sum of the principal amount and the Step Up Payment of $2.20.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately one year
Market Measure	The iShares® Silver Trust (Bloomberg symbol: “SLV”)
Payout Profile at Maturity
●
If the Market Measure is flat or increases, a return equal to the return represented by the Step Up Payment
●
1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk

Step Up Payment	[$1.90 to $2.50] per unit, a [19.00% to 25.00%] return over the principal amount, to be determined on the pricing date
Threshold Value	100% of the Starting Value of the Market Measure
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105724010880/bofa-33652_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Market Measure or the assets held by the Market Measure
●
You will have no rights of a holder of the Market Measure or the assets held by the Market Measure, and you will not be entitled to receive the assets held by or other distributions on the Market Measure.
●
There are liquidity and management risks associated with the Market Measure.
●
The performance of the Market Measure may be adversely influenced by silver prices, which may change unpredictably and adversely affect the value of the notes in unforeseeable ways.
●
There are risks associated with commodities trading on the London Bullion Market Association.
●
The Notes are subject to risks associated with silver.
●
The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.